Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
CDM Resource Partners, L.P.:
We consent to the use of our reports included herein with respect to:
1)	the balance sheets of CDM Resource Management Predecessor as of December 31, 2006 and 2005, and the related statements of operations, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, included herein;

2)	the balance sheet of CDM Resource Partners, L.P. as of June 20, 2007; and

3)	the balance sheet of CDM RP GP, L.P. as of June 20, 2007;
and with respect to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Houston, Texas
July 27, 2007